The Board of Sanguine Corp.

I proclaim the following to be true as stated as follows:

My name is Frank Marra and I serve as President of LKB Partners, LLC.  I have been working with Sanguine Corp (SGNC) for six months.  After starting as a financial consultant to the Company it became clear that the Company would be better served with my services to be rendered as a Management Consultant. I have been working on all facets of the business of Sanguine.  I have been championing the progress of PHER-O2.  I have the main communicator and negotiator with Fresenius and Beckloff, have been examining the Company’s patent position and strategy, creating the future business strategy, including preliminary negotiations with potential acquisition candidates (NCI Pharmaceuticals (Canada), n3 Pharmaceuticals), brought in new advisors Stuart Beebe and James Eck, negotiating with Dr. Herb Meiselman to head up some clinical studies,  and introduced the Company to Terra Silex, a small cap fund that invested $100,000 (of which I received no fee nor will I).  While my primary duties with the Company do not entail the raising of financing, I will work as closely with management as possible to assist the Company in achieving its desired capital goals.  I will continue to personally provide these types of services for payment to me individually of 500,000 shares of free trading common stock by a grant under the Company’s Stock Option Plan.

Best Regards,

Frank Marra, LKB Partners, LLC

Accepted: /s/Frank Marra

Sanguine Corporation:

By/s/ T.C. Drees CEO Date:11/20/07

    (Signature & Title)

Endnotes

 LKB